SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 1)*

                           United Western Bancorp Inc
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    913201109
                                 (CUSIP Number)

                                December 31, 2006
             (Date of event which requires filing of this statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G/A is filed:


     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                           (Page 1 of 13 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 913201109                 13G/A                  Page 2 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                   Eton Park Fund, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES  **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 913201109                 13G/A                  Page 3 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                              Eton Park Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-

-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 913201109                 13G/A                  Page 4 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 Eton Park Associates, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 913201109                 13G/A                  Page 5 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                             Eton Park Capital Management, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.0%

-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IA
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 913201109                 13G/A                  Page 6 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                           Eric M. Mindich
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 913201109                 13G/A                  Page 7 of 13 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is United Western Bancorp Inc (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 700 17th Street, Suite 2100, Denver, CO 80202.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

          (i) Eton Park Fund, L.P., a Delaware limited partnership ("EP Fund"), with respect to the shares of Common Stock (defined in Item 2(d) below) directly owned by it;
         (ii) Eton Park Master Fund, Ltd., a Cayman Islands exempted company ("EP Master Fund"), with respect to the shares of Common Stock directly owned by it;
        (iii) Eton Park Associates, L.P., a Delaware limited partnership ("EP Associates"), which serves as the general partner of EP Fund, with respect to the shares of Common Stock directly owned by EP Fund;
        (iv) Eton Park Capital Management, L.P., a Delaware limited partnership ("EP Management"), which serves as investment manager to EP Master Fund, with respect to shares of Common Stock directly owned by EP Master Fund; and
         (v) Eric M. Mindich ("Mr. Mindich"), with respect to the shares of Common Stock directly owned by each of EP Fund and EP Master Fund.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 913201109                 13G/A                  Page 8 of 13 Pages

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 825 Third Avenue, 9th Floor, NY, NY 10022.

Item 2(c).     Citizenship:

     EP Fund is a limited partnership organized under the laws of the State of Delaware. EP Master Fund is a company organized under the laws of the Cayman Islands. EP Associates and EP Management are limited partnerships organized under the laws of the State of Delaware. Mr. Mindich is a United States citizen.

Item 2(d).     Title of Class of Securities:

     United Western Bancorp Inc Common Stock, $0.0001 Par Value Per Share (the "Common Stock")

Item 2(e).  CUSIP Number:  913201109

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ]  Broker or dealer registered under Section 15 of the Act,

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ]  Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]  Investment Adviser in accordance with Rule 13d-1
                   (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check the box.[X]

CUSIP No. 913201109                 13G/A                  Page 9 of 13 Pages

Item 4.   Ownership.

      A.   Eton Park Fund, L.P.
                (a) Amount beneficially owned: -0-
                (b) Percent of class: 0.0%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: -0-

      B.   Eton Park Master Fund, Ltd.
                (a) Amount beneficially owned: -0-
                (b) Percent of class: 0.0%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: -0-

      C.   Eton Park Associates, L.P.
                (a) Amount beneficially owned: -0-
                (b) Percent of class: 0.0%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: -0-

      D.   Eton Park Capital Management, L.P.
                (a) Amount beneficially owned: -0-
                (b) Percent of class: 0.0%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: -0-

      E. Eric M. Mindich
                (a) Amount beneficially owned: -0-
                (b) Percent of class: 0.0%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: -0-

CUSIP No. 913201109                 13G/A                 Page 10 of 13 Pages

Item 5.     Ownership of Five Percent or Less of a Class.

         This statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities.


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 913201109                 13G/A                 Page 11 of 13 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of February 13, 2007

                               ETON PARK FUND, L.P.
                               By:  Eton Park Associates, L.P.,
                                    General Partner
                               By:  Eton Park Associates, L.L.C.,
                                    General Partner

                               By:  /s/ Eric M. Mindich
                                    --------------------------
                                    Eric M. Mindich
                                    Managing Member

                               ETON PARK MASTER FUND, LTD.
                               By:  Eton Park Capital Management, L.P.,
                                    Investment Adviser
                               By:  Eton Park Capital Management, L.L.C.,
                                    General Partner

                               By:  /s/ Eric M. Mindich
                                    --------------------------
                                    Eric M. Mindich
                                    Managing Member

                               ETON PARK ASSOCIATES, L.P.
                               By:  Eton Park Associates, L.L.C.,
                                    General Partner

                               By:  /s/ Eric M. Mindich
                                    --------------------------
                                    Eric M. Mindich
                                    Managing Member

                               ETON PARK CAPITAL MANAGEMENT, L.P.
                               By:  Eton Park Capital Management, L.L.C.,
                                    General Partner

                               By:  /s/ Eric M. Mindich
                                    --------------------------
                                    Eric M. Mindich
                                    Managing Member

                               ERIC M. MINDICH
                               By:  /s/ Eric M. Mindich
                                    --------------------------
                                    Eric M. Mindich

CUSIP No. 913201109                 13G/A                 Page 12 of 13 Pages


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated as of February 13, 2007

                               ETON PARK FUND, L.P.
                               By:  Eton Park Associates, L.P.,
                                    General Partner
                               By:  Eton Park Associates, L.L.C.,
                                    General Partner

                               By:  /s/ Eric M. Mindich
                                    --------------------------
                                    Eric M. Mindich
                                    Managing Member


                               ETON PARK MASTER FUND, LTD.
                               By:  Eton Park Capital Management, L.P.,
                                    Investment Adviser
                               By:  Eton Park Capital Management, L.L.C.,
                                    General Partner

                               By:  /s/ Eric M. Mindich
                                    --------------------------
                                    Eric M. Mindich
                                    Managing Member


                               ETON PARK ASSOCIATES, L.P.
                               By:  Eton Park Associates, L.L.C.,
                                    General Partner

                               By:  /s/ Eric M. Mindich
                                    --------------------------
                                    Eric M. Mindich
                                    Managing Member

CUSIP No. 913201109                 13G/A                 Page 13 of 13 Pages


                               ETON PARK CAPITAL MANAGEMENT, L.P.
                               By:  Eton Park Capital Management, L.L.C.,
                                    General Partner

                               By:  /s/ Eric M. Mindich
                                    --------------------------
                                    Eric M. Mindich
                                    Managing Member


                               ERIC M. MINDICH
                               By:  /s/ Eric M. Mindich
                                    --------------------------
                                    Eric M. Mindich